EXHIBIT 5.1

LAW OFFICES OF

ANDERSON CALL & WILKINSON

A PROFESSIONAL CORPORATION

1200 EAGLE GATE TOWER

60 EAST SOUTH TEMPLE

SALT LAKE CITY, UTAH 84111

TELEPHONE: (801) 533-9645

FAX: (801) 220-0625

February 5, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

VIA ELECTRONIC TRANSMISSION

Re:

Unico, Incorporated

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed by Unico, Incorporated, an Arizona corporation (the “Company”), with the Securities and Exchange Commission on January 30, 2009.

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officers, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on my examination mentioned above, I am of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Robert N. Wilkinson

Robert N. Wilkinson

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